Exhibit 10.10
FANNIE MAE
ELECTIVE DEFERRED COMPENSATION PLAN II
Amendment
     Pursuant to Section 7.2 of the Fannie Mae Elective Deferred Compensation Plan II (the “Plan”), as authorized by the Conservator of Fannie Mae (the Federal Housing Finance Agency), the Benefit Plans Committee, and in accordance with the authority delegated to the Vice President & Deputy General Counsel for Tax & Benefits to approve amendments to benefit plans to the extent necessary to comply with Internal Revenue Code Section 409A, the Plan is hereby amended as follows, effective as of October 27, 2008 except as otherwise provided herein:
     1. Section 1.1 is hereby amended and restated in its entirety to read as follows:
     “1.1 Establishment. Reference is made to the Federal National Mortgage Association Elective Deferred Compensation Plan (the “EDC I”), which, on November 15, 2004, was divided into two plans: the legacy EDC I and this Fannie Mae Elective Deferred Compensation Plan II (the “Plan”). The EDC I was frozen as to new deferrals (other than, for the avoidance of doubt, notional earnings on prior deferrals) as of December 31, 2004 and thereafter governs only amounts deferred prior to December 31, 2004 and not materially modified after October 3, 2004, plus notional earnings thereon (“grandfathered benefits”). A Participant’s grandfathered benefits under the EDC I are intended to be grandfathered for purposes of Section 409A and therefore exempt from Section 409A. Effective October 27, 2008, the EDC I was amended to provide that any grandfathered benefits that had not yet been paid as of October 27, 2008 and that, for the avoidance of doubt, were not scheduled to be paid prior to January 1, 2009 (“degrandfathered benefits”) shall no longer be governed by the EDC I and that the rights and obligations of the Company, such Participants and their beneficiaries with respect to such degrandfathered benefits shall be determined under the Plan consistent with the requirements of Section 409A of the Code. The amendment of the EDC I on October 27, 2008 was intended to constitute a “material modification” of the degrandfathered benefits for purposes of Section 1.409A-6(a)(4) of the Treasury Regulations. For purposes of Section 1.409A-2(b)(2) of the Treasury Regulations, a Participant’s entitlement to have his or her degrandfathered benefits paid in a series of installments shall be treated as an entitlement to a series of separate payments.
     The Plan is intended to comply with the requirements of Section 409A, including the transition relief provisions thereunder, and shall be construed consistent with that intent. Deferrals made after December 31, 2004 shall be made under the Plan and the rights and obligations of the Company, such Participants and their beneficiaries shall be determined under the Plan. Participation in the Plan was frozen effective November 5, 2008, and as a result no new no new deferrals of any Compensation or any Award shall be permitted under the Plan after January 1, 2009 except for the continued deferral of any previously deferred amounts consistent with the requirements of Section 409A of the Code. A Participant will, however, receive a rateof return on his or her deferrals based on the Participant’s choice among several hypothetical investment funds. The terms and conditions of the Plan are set forth herein.”

     2. Effective January 1, 2008, the first sentence of Section 5.5(b) is hereby amended and restated in its entirety to read as follows:
     “Upon the Termination of Service of Participant who is an Executive, the balance in each of such Participant’s account(s) shall be paid to the Participant in a single lump sum payment in the January coincident with or next following Termination of Service, unless the Participant has elected not to have the foregoing lump sum payment provision apply in his or her deferral election(s), but to have payments from his or her accounts made as he or she specified in his or her deferral elections pursuant to Section 3.3(c), or if changed, in the most recent change pursuant to Section 5.2 or 5.3(b).”
     3. Effective January 1, 2008, the first sentence of Section 5.5(d) is hereby amended and restated in its entirety to read as follows:
     “Notwithstanding any provision of this Section 5 or any other provision of the Plan to the contrary, in the case of a Participant who is an individual determined by the Administrator or its delegate to be a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A, payment of such Participant’s benefit owing to a Separation from Service with the Company shall not commence until (i) the later of the January coincident with or next following the date of such Separation from Service and the date that is six (6) months and one (1) day after the date of such Separation from Service, or (ii) if earlier, the date of death of such Participant.”
     4. A new Section 5.6 is hereby inserted, to read in its entirety as follows:
     “5.6 Distribution of Small Accounts. Notwithstanding any other provision of the Plan to the contrary and at the sole discretion of the Company, if, at the time a Participant’s account for a Deferral Year is scheduled to be paid or commence to be paid under this Article 5 or at such other time as may be permissible under Section 409A of the Code, the total balance in each of the Participant’s accounts, together with any other amounts payable to a Participant pursuant to any other nonqualified deferred compensation plan of the Company (and all other all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations) that is an account balance plan described in Sections 1.409A-1(c)(2)(i)(A) or 1.409A-1(c)(2)(i)(B) of the Treasury Regulations, is less than the dollar amount in effect under Code section 402(g)(1)(B), the balance in each of the Participant’s accounts may be distributed in a single lump sum in accordance with Section 1.409A-3(j)(4)(v) of the Treasury Regulations.”
     5. Section 7.1 is hereby amended and restated in its entirety to read as follows:
     “7.1 Termination of Plan. The Company may at any time by action of its Board of Directors terminate this Plan. Upon termination of the Plan, no further deferrals will be permitted, and the Participant’s Compensation will be restored on a non-deferred basis. Each Participant’s accounts as they then exist will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections.”
Participant’s accounts as they then exist will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections.”